EXHIBIT 2.4

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”) is made as of August 8, 2007, by and among Genzyme Corporation, a Massachusetts corporation (“Parent”), Wichita Bio Corporation, a Delaware corporation and a wholly owned subsidiary of Genzyme (“Sub”), and Bioenvision, Inc., a Delaware corporation (the “Company”).

WHEREAS, the parties have entered into that certain Agreement and Plan of Merger dated as of May 29, 2007 (the “Merger Agreement”), which provides that Sub be merged with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, the parties wish to amend the terms of the Merger Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             In the first sentence of Section 2.4 of the Merger Agreement, the phrase “Acceptance Date” is hereby deleted in its entirety and replaced with the phrase “Effective Time.”

2.             In the second sentence of Section 5.3 of the Merger Agreement, the phrase “scheduled expiration date” is hereby deleted in its entirety and replaced with the phrase “date scheduled for the Special Meeting.”

3.             Genzyme, Sub, and the Company each represents and warrants that it has full corporate power and authority to enter into this Amendment and that all corporate action on its part necessary to authorize this Amendment (other than the approval of the Merger (as defined in the Merger Agreement)), as contemplated by Section 8.4 of the Merger Agreement, has been taken.

4.             Except as expressly modified hereby, the Merger Agreement shall remain in full force and effect in accordance with its original terms.

5.             This Amendment and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, provided, however, that the laws of the respective jurisdictions of incorporation of each of the parties shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its board of directors.

6.             This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

7.             The parties hereto acknowledge and agree that certain of the provisions of this Amendment address scrivener’s errors in the Merger Agreement.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Agreement and Plan of Merger as of the date first stated above.

GENZYME CORPORATION

By:	/s/ Earl M. Collier, Jr.
Earl M. Collier, Jr.
Executive Vice President

WICHITA BIO CORPORATION

By:	/s/ Earl M. Collier, Jr.
Earl M. Collier, Jr.
President

BIOENVISION, INC.

By:	/s/ Christopher B. Wood
Christopher B. Wood
Chairman & Chief Executive Officer